Exhibit 99

Contact:

Brent Turner

President

(615) 861-6000

Acadia Healthcare to Acquire Priory Group, a Leading Provider of

Behavioral Healthcare Services in the United Kingdom

Will Expand Acadia’s U.K. Presence by Over 300 Facilities with Approximately 7,200 Beds

Expected Annualized Accretion in Range of $0.38 to $0.42 per Diluted Share

FRANKLIN, Tenn. – January 4, 2016 – Acadia Healthcare Company, Inc. (Nasdaq: ACHC) today announced that it has signed a definitive agreement for the acquisition of Priory Group (“Priory”). Priory is a leading provider of behavioral healthcare services in the United Kingdom, operating more than 300 facilities with approximately 7,200 beds. For 2015, Priory is expected to produce revenue of approximately $865 million and adjusted EBITDA of approximately $196 million.

In accordance with the terms of the purchase agreement, (i) an aggregate of 5.363 million shares of Acadia common stock, subject to adjustment as provided in the agreement, will be issued to the sellers, and (ii) Acadia will pay cash consideration of approximately £1.275 billion (or approximately $1.887 billion), including approximately £925 million (or approximately $1.369 billion) used to repay outstanding debt of Priory. It is expected that Acadia will seek a combination of equity and long-term debt financing to finance the transaction. Acadia has received a commitment from Bank of America Merrill Lynch and Jefferies Finance LLC regarding the debt financing for a portion of the cash payable in the transaction. Acadia expects to complete the transaction by February 16, 2016.

Joey Jacobs, Chairman and Chief Executive Officer of Acadia, remarked, “We are extremely pleased to announce this agreement with Priory, a leading provider of behavioral healthcare services in the U.K. This transaction strongly validates our strategic decision to enter the U.K. 18 months ago and our ongoing investment in the country, which has expanded our current presence to 54 inpatient facilities with approximately 2,200 beds. We believe the favorable industry dynamics that support this strategy – in particular, a long-term increase in the need for independent sector support for inpatient behavioral health – will provide Acadia continuing long-term accretive organic growth and acquisition opportunities. We look forward to welcoming Priory’s outstanding team to Acadia and to building on a sector leadership position that reflects Priory’s clinical expertise, strong operations and high-quality facilities.”

Tom Riall, Chief Executive Officer of Priory, added, “Today’s announcement is great news for Priory and we are delighted to be joining Acadia’s global team. The combination of our two companies will provide the right platform to deliver long-term market leadership and sustainable growth. We are creating a genuine world leader in the provision of behavioral healthcare services, and we are excited about the opportunities for the future.”

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ACHC to Acquire the United Kingdom’s Priory Group

January 4, 2016

Acadia expects this transaction will produce annualized earnings accretion in a range of approximately $0.38 to $0.42 per diluted share. These accretion expectations do not include the impact of transaction-related expenses.

Forward-Looking Statements

This news release contains forward-looking statements. Generally words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this news release. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties and our future results could differ significantly from those expressed or implied by our forward-looking statements. Factors that may cause actual results to differ materially include, without limitation, (i) Acadia’s ability to complete the financing transactions for the Priory acquisition on the timing and terms expected, (ii) Acadia’s ability to complete the Priory acquisition and other acquisitions and successfully integrate the operations of acquired facilities; (iii) Acadia’s ability to add beds, expand services, enhance marketing programs and improve efficiencies at its facilities; (iv) potential reductions in payments received by Acadia from government and third-party payors; (v) the occurrence of patient incidents, which could adversely affect the price of our common stock and result in incremental regulatory burdens and governmental investigations; (vi) the risk that Acadia may not generate sufficient cash from operations to service its debt and meet its working capital and capital expenditure requirements; and (vii) potential operating difficulties, client preferences, changes in competition and general economic or industry conditions that may prevent Acadia from realizing the expected benefits of its business strategy. These factors and others are more fully described in Acadia’s periodic reports and other filings with the SEC.

This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

About Priory Group

Priory is a leading provider of behavioral healthcare services in the U.K. Priory’s purpose is to make a real and lasting difference for everyone it supports. Priory consists of four divisions - Healthcare, Education and Children’s Services, Adult Care and Older People Services – supporting more than 30,000 people per year in over 300 facilities across the U.K.

About Acadia

Acadia is a provider of inpatient behavioral healthcare services. Acadia operates a network of 258 behavioral healthcare facilities with over 9,900 beds in 39 states, the United Kingdom and Puerto Rico. Acadia provides psychiatric and chemical dependency services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.

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